Exhibit 21.01

NORTONLIFELOCK INC.
SUBSIDIARIES

Name of Subsidiary	State or Other Jurisdiction of Incorporation
Blue Coat Holdings LLC	Delaware
Blue Coat LLC	Delaware
FS Acquisitions Ltd	Israel
LifeLock, Inc.	Delaware
MessageLabs Group Limited	United Kingdom
MessageLabs Limited	United Kingdom
NortonLifeLock Canada Corporation	Canada
NortonLifeLock Global Unlimited Company	Ireland
NortonLifeLock Ireland Limited	Ireland
NortonLifeLock Japan GK	Japan
NortonLifeLock Japan KK	Japan
NortonLifeLock Security Holdings Inc.	Delaware
NortonLifeLock Singapore Pte Limited	Singapore
NortonLifeLock Switzerland GmbH	Switzerland
NortonLifeLock UK Limited	United Kingdom
Symantec Security (Ireland) Holdings Unlimited Company	Ireland
Symantec Security (Israel) Limited	Israel
Symantec Holdings Limited	Ireland
Symantec Jersey Limited	Jersey
Symantec Software and Services India Private Limited	India
Symantec Software India Private Limited	India
Symantec Software Solutions Private Limited	India
Symantec Technologies (Ireland) Limited	Ireland